Exhibit 4.1
SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”) is made and entered into as of August 9, 2005 (the “Execution Date”), by and among Zix Corporation, a Texas corporation (the “Company”), and each of the purchasers listed on Schedule A attached hereto (collectively, the “Purchasers” and individually, a “Purchaser”).
RECITALS
     WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, up to an aggregate of 10,503,862 units (each a “Unit”), each Unit consisting of one share of common stock, par value $.01 per share, of the Company (“Common Stock”) and a five year warrant (a “Warrant”) to purchase one-third of one share of Common Stock, on the terms and conditions set forth in this Agreement; and
     WHEREAS, the Company and each Purchaser are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by Regulation D (“Regulation D”) as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. AGREEMENT TO PURCHASE AND SELL STOCK.
         (a) Company Authorization. The Company’s Board of Directors has authorized the issuance and sale, pursuant to the terms and conditions of this Agreement, of up to 10,503,862 shares of Common Stock (the “Purchased Shares”) and up to 3,466,274 Warrants, substantially in the form attached hereto as Exhibit A. Each Warrant shall be exercisable to purchase the number of shares of Common Stock set forth thereon at a price of $3.04 per share of Common Stock (the “Purchased Warrants” and together with the Purchased Shares, the “Purchased Securities”). Subject to their terms and conditions, the Purchased Warrants shall be exercisable at any time and from time to time from and after the six-month anniversary of the Closing Date through and including August 9, 2010.
         (b) Agreement to Purchase and Sell Securities.
               (i) Subject to the terms and conditions of this Agreement, each Purchaser, severally and not jointly, agrees to purchase, and the Company agrees to sell to each Purchaser, at the Closing (as defined below), that number of Units (including the Firm Units and Excess Units, each as defined below) set forth opposite such Purchaser’s name on Schedule A attached hereto. The purchase price of each Unit shall be $2.50 (the “Per Unit Price”), except in the case of each Unit purchased by a director or officer of the Company which shall be $2.99 (the “Insider Per Unit Price”) and each shall be payable as hereafter set forth.

               (ii) Notwithstanding anything to the contrary in this Agreement, on the Closing Date, no more than 6,302,318 Units representing 6,302,318 shares of Common Stock (the “Firm Shares”) and associated Warrants (the “Firm Warrants”, and together with the Firm Shares, the “Firm Units”) shall be issued to the Purchasers prior to the Company obtaining shareholder approval to issue to the Purchasers the shares of Common Stock in excess of the Firm Units in accordance with the requirements of NASDAQ Rule 4350(i) and Section 5(d) hereto (the “Shareholder Approval”). Prior to obtaining the Shareholder Approval, the Units to be purchased by the Purchasers (including the Warrants thereto) representing Purchased Shares in excess of the Firm Units (the “Excess Units”) shall not be issued to the Purchasers and instead the proceeds in respect of such Excess Units (the “Excess Funds”) shall be deposited into escrow, in accordance with the terms of an escrow agreement, substantially in the form of Exhibit D hereto (the “Escrow Agreement”). The Excess Funds shall accrue interest from and including the day following the Closing Date to and excluding the date of release in accordance with the terms of the Escrow Agreement at a rate of 7.0% per annum (computed on the basis of a 365-day year). If the Company obtains the Shareholder Approval prior to the Shareholder Approval Date (as defined below), the Excess Funds shall be released to the Company in accordance with the Escrow Agreement, and the Excess Units shall be issued to each of the Purchasers in the amounts set forth on Schedule A hereto, along with such Purchaser’s pro rata share of accrued interest on the Excess Funds to such date, which shall be payable in cash. If the Company does not obtain the Shareholder Approval prior to the Shareholder Approval Date (as defined below), the Excess Funds shall be returned to each of the Purchasers in accordance with the terms of the Escrow Agreement, along with such Purchaser’s pro rata share of accrued interest on the Excess Funds to such date. If the Excess Funds accrue earnings or interest in escrow at a rate less than the rate required by this Section 1(b)(ii), the Company shall promptly pay to the Purchasers any shortfall amount.
         (c) Use of Proceeds. The Company intends to use the net proceeds from the sale of the Purchased Securities for working capital and general corporate purposes as determined by the Company from time to time.
         (d) Obligations Several, Not Joint. The obligations of each Purchaser under this Agreement are several and not joint with respect to the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The decision of each of the Purchasers to purchase the Purchased Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce such Purchaser’s rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
     2. CLOSING. The purchase and sale of the Purchased Securities shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, at 2:00 p.m. Dallas, Texas time, on August 9, 2005, or at such other time and place as the Company and Purchasers representing a majority of the Purchased Securities to be purchased, mutually agree upon (which time and place are referred to in this Agreement as the “Closing”). At the Closing, against delivery of full payment for the Purchased Securities sold hereunder by wire transfer of immediately available funds in accordance with the Company’s instructions; the Company shall issue and deliver to each Purchaser (i) one or more stock certificates registered in the name of each Purchaser (or in such nominee name(s) as designated by such Purchaser in the Stock Certificate and Warrant Questionnaire, attached hereto as Appendix I (the “Stock Certificate Questionnaire”), representing the number of Firm Shares set forth opposite the appropriate Purchaser’s name on Schedule A hereto, and bearing the legend set forth in Section 4(k)(i) herein and (ii) the number of Firm Warrants set forth opposite the appropriate Purchaser’s name on Schedule A hereto, and bearing the legend set forth in Section 4(k)(ii) ; provided, however, that the Company may furnish to each Purchaser a facsimile copy of the warrant representing the Firm Warrant and of the stock certificate(s) representing the Firm Shares purchased by such Purchaser no later than the next Business Day following the Closing Date, with the original warrant and original stock certificate(s) to be delivered to such Purchaser by overnight courier no later than the third (3rd) Business Day following the Closing Date. Closing documents, other than the warrants representing the Firm Warrants and the stock certificates representing the Firm Shares, may be delivered by facsimile on the Closing Date, with original signature pages subsequently sent by overnight courier.
     For purposes of this Agreement, “Closing Date” means the date of the Closing, and “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
     3. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that, except as set forth in the SEC Documents (as defined below) and in the Disclosure Letter attached hereto as Exhibit B (the “Disclosure Letter”):
         (a) Organization Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all corporate power and authority required to (i) own, operate and occupy its properties and to carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means a material adverse effect on, or a material adverse change in, the business, operations, financial condition, results of operations, assets or liabilities of the Company and the Subsidiaries (as defined below), taken as a whole.
         (b) Capitalization. The capitalization of the Company is as follows:
               (i) The authorized capital stock of the Company consists of 175,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”).

               (ii) As of June 30, 2005, the issued and outstanding capital stock of the Company consisted of 32,424,929 shares of Common Stock and no shares of Preferred Stock. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of or are not otherwise subject to any preemptive or other similar rights.
               (iii) As of June 30, 2005, the Company had 10,110,617 shares of Common Stock reserved for issuance upon exercise of options granted under the Company’s stock option plans.
               (iv) As of June 30, 2005, the Company had outstanding options for 8,211,325 shares of Common Stock.
               (v) As of June 30, 2005, the Company had 3,755,370 issued and outstanding warrants for the purchase of shares of Common Stock.
         With the exception of the foregoing in this Section 3(b), there are no outstanding subscriptions, options, warrants, convertible or exchangeable securities or other rights to purchase shares of Common Stock or other securities of the Company, or rights that would trigger any anti-dilution or similar adjustments to any securities of the Company, granted to or by the Company, and there are no commitments, plans or arrangements to issue any shares of Common Stock or any security convertible into or exchangeable for Common Stock.
         (c) Subsidiaries. Except for the Company’s subsidiaries listed in the SEC documents (the “Subsidiaries”), the Company does not own any capital stock of, assets comprising the business of, obligations of, or any other interest (including any equity or partnership interest) in, any person or entity. The Company owns, directly or indirectly, all of the issued and outstanding shares of stock in each of the Subsidiaries. Each of the Subsidiaries is duly organized and validly existing in good standing under the laws of its respective state of incorporation. Each of the Subsidiaries has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a Material Adverse Effect.
         (d) Due Authorization. All corporate actions on the part of the Company necessary for the authorization, execution, delivery and performance of all obligations of the Company under this Agreement, including the authorization, issuance, reservation for issuance and delivery of all the Purchased Securities being sold under this Agreement and the Common Stock issuable upon exercise of the Purchased Warrants (the “Warrant Shares”), have been taken and no further consent or authorization of the Company, the Company’s board of directors (the “Board of Directors”) or the Company’s stockholders is required (other than the Shareholder Approval), and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as may be limited by (1) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (2) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

         (e) Valid Issuance of the Purchased Securities.
               (i) Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to each Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will be free and clear from all liens, claims and encumbrances with respect to the issuance of such Purchased Shares and will not be subject to any pre-emptive rights or similar rights.
               (ii) Purchased Warrants. The Purchased Warrants to be issued pursuant to this Agreement have been duly authorized and, when issued and delivered to each Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued and will be free and clear from all liens, claims and encumbrances with respect to the issuance of such Purchased Warrants and will not be subject to any pre-emptive rights or similar rights.
               (iii) Warrant Shares. The issuance of the Warrant Shares issued or issuable from time to time upon the exercise of the Purchased Warrants have been, and at all times prior to such exercise, will be, duly authorized and duly reserved for issuance upon such exercise and payment of the exercise price of the Purchased Warrants and, when issued and delivered to each Purchaser upon exercise against payment therefor in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable and will be free and clear from all liens, claims and encumbrances with respect to the issuance of such Warrant Shares and will not be subject to any pre-emptive rights or similar rights.
         (f) Compliance with Securities Laws. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Purchased Securities will be issued and sold to the Purchasers in compliance with (i) the exemption in Rule 506 of Regulation D promulgated under the Securities Act from the registration and prospectus delivery requirements of the Securities Act and (ii) applicable exemptions from the registration and qualification requirements of all applicable securities laws of the states of the United States.
         (g) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or self regulatory agency on the part of the Company is required in connection with the issuance and sale of the Purchased Securities to the Purchasers by the Company or the consummation of the other transactions contemplated by this Agreement, except (i) such filings as have been made prior to the date hereof, (ii) the filings under applicable securities laws required to comply with the Company’s registration obligations under Section 5(a) of this Agreement and (iii) such additional post-Closing filings as may be required to comply with applicable state and federal securities laws, including, but not limited to, the filing of a Form D relating to the sale of the Purchased Securities pursuant to Regulation D.

         (h) Non-Contravention. Assuming the accuracy of the representations and warranties made by the Purchasers in Section 4 hereof, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Purchased Securities and the Warrant Shares), do not: (i) contravene or conflict with the articles of incorporation, as amended (the “Articles of Incorporation”), or bylaws, as amended (the “Bylaws”), of the Company or of any Subsidiary; (ii) constitute a violation of any provision of any federal, state, local or foreign law, rule, regulation, order or decree applicable to the Company or any Subsidiary; or (iii) constitute a default (with or without the passage of time or giving of notice or both) or require any consent under, give rise to any right of termination, cancellation or acceleration of, or result in the creation or imposition of any lien, claim or encumbrance on any asset of the Company or the Subsidiaries under, any material contract to which the Company or the Subsidiaries is a party or any permit, license or similar right relating to the Company or the Subsidiaries or by which the Company or the Subsidiaries may be bound or affected, except in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not be reasonably likely to have a Material Adverse Effect.
         (i) Litigation. Except as set forth in the SEC Documents, there is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the Company’s knowledge, threatened: (i) against the Company or any Subsidiary, their properties or assets, or any officer, director or employee of the Company or any Subsidiary in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or any Subsidiary, that would be reasonably likely to have a Material Adverse Effect, or (ii) that seeks to prevent, enjoin, alter, challenge or delay the transactions contemplated by this Agreement. The Company is not a party to, nor subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would reasonably be expected to prevent, enjoin, alter, challenge or delay the consummation of the transactions contemplated by this Agreement or would be reasonably likely to have a Material Adverse Effect. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Securities Exchange Act of 1934, as amended ( the “Exchange Act”).
         (j) Compliance with Law and Charter Documents. The Company is not in violation or default of any provisions of the Articles of Incorporation or the Bylaws. The Company is currently in compliance with all applicable statutes, laws, rules, regulations and orders of the United States of America and all states thereof, foreign countries and other governmental bodies and agencies having jurisdiction over the Company’s business or properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any Subsidiary is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in any material respect in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which the properties of the Company or any Subsidiary is bound, which default would be reasonably likely to have a Material Adverse Effect or which would be reasonably likely to have a Material Adverse Effect on the transactions contemplated by this Agreement.

         (k) Material Non-Public Information. The Company has not provided, and will not provide, to the Purchasers any material non-public information other than information related to the transactions contemplated by this Agreement, all of which information shall be disclosed by the Company pursuant to Section 9(m) hereof.
         (l) SEC Documents.
               (1) Reports. The Company has filed in a timely manner all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company has made available to the Purchasers prior to the date hereof copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended (the “Form 10-K”), its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005 (the “Form 10-Q”), and any Current Report on Form 8-K for events occurring since December 31, 2004 (“Form 8-Ks”) filed or furnished by the Company with the SEC (the Form 10-K, the Form 10-Q and the Form 8-Ks are collectively referred to herein as the “SEC Documents”). Each of the SEC Documents, as of the respective dates thereof (or, if amended or superseded by a filing or submission, as the case may be, prior to the Closing Date, then on the date of such filing or submission, as the case may be), (1) did not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (2) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document.
               (2) Sarbanes-Oxley. The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Such certifications contain no qualifications or exceptions to the matters certified therein (other than such qualifications or exceptions that are permitted under the Exchange Act and the rules promulgated thereunder) and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Without limiting the foregoing, the Company is in compliance with any applicable requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, as amended, that are currently in effect.
               (3) Financial Statements. The consolidated financial statements of the Company included in the SEC Documents (1) comply as to form in all material respects with the rules and regulations of the SEC with respect thereto as were in effect at the time of filing and (2) present fairly, in all material respects, in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, the consolidated financial position of the Company as of the dates indicated therein, and the consolidated results of its operations and cash flows for the periods therein specified, subject, in the case of unaudited consolidated financial statements for interim periods, to normal, immaterial year-end audit adjustments.

         (m) Absence of Certain Changes Since the Balance Sheet Date. Except as disclosed in the SEC Documents, since the filing of the Company’s most recent Form 10-K with the SEC, the business and operations of the Company and the Subsidiaries have been conducted in the ordinary course consistent with past practice, and there has not been:
               (i) any declaration, setting aside or payment of any dividend or other distribution of the assets of the Company with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of the Company’s capital stock;
               (ii) any damage, destruction or loss to the Company’s or any Subsidiary’s business or assets, whether or not covered by insurance, except for such occurrences, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect;
               (iii) any waiver by the Company or any Subsidiary of a valuable right or of a material debt owed to it, except for such waivers, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect;
               (iv) any material change or amendment to, or any waiver of any material right under a material contract or arrangement by which the Company, any Subsidiary or any of their assets or properties is bound or subject;
               (v) any transaction between the Company or any Subsidiary, on the one hand, and any of its officers or directors, on the other hand, that would be required to be disclosed pursuant to Item 404(a), (b) or (c) of Regulation S-K of the SEC;
               (vi) any change by the Company in its accounting principles, methods or practices or in the manner in which it keeps its accounting books and records, except any such change required by a change in GAAP or by the SEC; or
               (vii) any other event or condition, either individually or collectively, that has had, or would be reasonably likely to have, a Material Adverse Effect.
         (n) Intellectual Property. The Company and its Subsidiaries own or possess sufficient rights to use all patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, licenses, copyrights or other information (collectively, “Intellectual Property”) which are used to conduct their businesses as currently conducted, except where the failure to own or possess such sufficient rights would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of, and has no actual knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, either individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, and to the Company’s and each of the Subsidiaries’ knowledge, none of the patent rights owned or licensed by the Company or the Subsidiaries are unenforceable or invalid.

         (o) Registration Rights. Except as provided in Section 5 herein, effective upon the Closing, the Company is not currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC or registered or qualified with any other governmental authority that have not previously been satisfied.
         (p) Title to Property and Assets. The properties and assets of the Company and the Subsidiaries are owned by the Company or the Subsidiaries free and clear of all mortgages, deeds of trust, liens, charges, encumbrances and security interests, except for (i) statutory liens for the payment of current taxes that are not yet delinquent and (ii) liens, encumbrances and security interests that arise in the ordinary course of business and do not in any material respect affect the business of the Company and the Subsidiaries as currently conducted. With respect to the property and assets it leases, each of the Company and the Subsidiaries is in compliance with such leases in all material respects.
         (q) Taxes. The Company and the Subsidiaries have filed or have valid extensions of the time to file all necessary federal, state, and foreign income and franchise tax returns due prior to the date hereof or have requested extensions thereof (except in any case in which the failure to so file would not reasonably be expected to have a Material Adverse Effect) and has paid or accrued all taxes due.
         (r) Internal Accounting Controls. The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
         (s) Market. The Company has not taken and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of the Common Stock of the Company to facilitate the sale or resale of the Purchased Securities.
         (t) Investment Company. The Company is not an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended.
         (u) Application of Anti-Takeover Provisions. There is no control share acquisition, business combination, poison pill or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents) that would become applicable to the Purchasers as a result of the issuance of the Company Shares and Warrant Shares.
         (v) General Solicitation. Neither the Company nor any other Person (as defined below) authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D) of investors with respect to offers or sales of the Purchased Securities. For purposes of this Agreement, “Person” means an individual or corporation, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
         (w) Registration Statement Matters. The Company currently meets the eligibility requirements for use of a Form S-3 Registration Statement for the resale of the Registrable Shares (as defined below) by the Purchasers. Assuming the completion and timely delivery of the Registration Statement/Suitability Questionnaire, attached hereto as Appendix II (the “Registration Statement Questionnaire”), by each Purchaser to the Company, the Company is not aware of any facts or circumstances that would prohibit or delay the preparation and filing of a registration statement with respect to the Registrable Shares.
         (x) No Integrated Offering. Neither the Company, nor any Affiliate (as hereafter defined) of the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Purchased Securities to be integrated with prior offerings by the Company for purposes of the Securities Act, any applicable state securities laws or any applicable stockholder approval provisions, nor will the Company take any action or steps that would cause the offering of the Purchased Securities to be integrated with other offerings.
         For purposes of this Agreement, an “Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
         (y) Trading and Registration Matters. The Common Stock of the Company is eligible for trading on The NASDAQ National Market under the ticker symbol “ZIXI”. The Company has taken no action designed to terminate, or likely to have the effect of terminating, the listing of the Common Stock on the NASDAQ National Market.
     4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASERS. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company, and agrees that:
         (a) Organization. Such Purchaser has all corporate, limited liability company, partnership, trust or individual, as the case may be, power and authority required to enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby.
         (b) Due Authorization. All corporate, limited liability company, partnership, trust or individual, as the case may be, action on the part of such Purchaser necessary for the authorization, execution, delivery of and the performance of all obligations of such Purchaser under this Agreement have been taken and no further consent or authorization of such Purchaser is necessary, and this Agreement constitutes such Purchaser’s legal, valid and binding obligation, enforceable in accordance with its terms, except (i) as may be limited by (1) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (2) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.
         (c) Non-Contravention. The execution, delivery and performance of this Agreement by such Purchaser, and the consummation by such Purchaser of the transactions contemplated hereby, do not: (i) contravene or conflict with the organizational documents of such Purchaser; or (ii) constitute a violation of any provision of any federal, state, local or foreign law, rule, regulation, order or decree applicable to such Purchaser, except in the case of clause (ii), for such violations, breaches or defaults as would not be reasonably likely to have a material adverse effect on such Purchaser.
         (d) Litigation. There is no Action pending to which such Purchaser is a party that is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.
         (e) Purchase for Own Account. The Purchased Securities are being acquired for investment for such Purchaser’s own account, not as a nominee or agent, in the ordinary course of business, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act. Such Purchaser also represents that it has not been formed for the specific purpose of acquiring the Purchased Securities. Such Purchaser does not have any agreement or understanding, direct or indirect, with any other Person to sell or otherwise distribute the Purchased Securities. Notwithstanding the foregoing, the parties hereto acknowledge such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws and as otherwise contemplated by this Agreement.
         (f) Investment Experience. Such Purchaser understands that the purchase of the Purchased Securities involves substantial risk. Such Purchaser has experience as an investor in securities of companies and acknowledges that it can bear the economic risk of its investment in the Purchased Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Securities and protecting its own interests in connection with this investment.
         (g) Accredited Purchaser Status. Such Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
         (h) Reliance Upon Purchaser’s Representations. Such Purchaser understands that the sale of the Purchased Securities to it will not be registered under the Securities Act on the ground that such issuance and sale will be exempt from registration under the Securities Act, and that the Company’s reliance on such exemption is based on each Purchaser’s representations set forth herein.
         (i) Receipt of Information. Such Purchaser has (i) had access to the Company’s SEC Documents and (ii) has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the sale of the Purchased Securities and the business, properties, prospects and financial condition of the Company and to obtain any additional information requested and has received and considered all information it deems relevant to make an informed decision to purchase the Purchased Securities.
         (j) Restricted Securities and Restrictions on Transfer.
               (i) Such Purchaser understands that the Purchased Securities and the Warrant Shares have not been registered under the Securities Act and will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Purchased Securities or the Warrant Shares (except as permitted in Section 4(k) below) unless (A) pursuant to an effective registration statement under the Securities Act, (B) such Purchaser provides a reasonably acceptable legal opinion to the Company, to the effect that a sale, assignment, pledge, hypothecation or other transfer of the Purchased Securities or the Warrant Shares, as the case may be, may be made without registration under the Securities Act and the transferee agrees to be bound by the terms and conditions of this Agreement, (C) such Purchaser provides the Company a “no action” letter from the SEC to the effect that the transfer of the Purchased Securities or the Warrant Shares, as the case may be, without registration will not result in a recommendation by the Staff of the SEC that enforcement action by taken with respect thereto, (D) such Purchaser provides the Company with reasonable assurances (in the form of seller and broker representation letters) that the Purchased Securities or the Warrant Shares, as the case may be, can be sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), (E) such Purchaser provides the Company with reasonable assurances (in the form of seller representation letters) that the Purchased Securities or the Warrant Shares, as the case may be, can be sold pursuant to Rule 144(k) promulgated under the Securities Act following the applicable holding period or (F) pursuant to any other exception contained in the Securities Act provided that the Purchaser provides a reasonably acceptable legal opinion to the Company. Notwithstanding anything to the contrary contained in this Agreement, including but not limited to in Section 5(c)(i) below, such Purchaser may transfer the Purchased Securities or the Warrant Shares to its Affiliates provided that (X) such Purchaser provides the Company with a reasonably acceptable legal opinion, (Y) such Affiliate is an “accredited investor” within the meaning of Regulation D and (Z) each such Affiliate agrees to be bound by the terms and conditions of this Agreement, and in particular, confirms to the Company that all of the representations set forth in Section 4 of this Agreement are true and correct as to such Affiliate as of the date of the transfer to such Affiliate.
               (ii) Prior to any proposed transfer pursuant to clause (B), (C), (D), (E) or (F) in Section 4(j)(i) above, such Purchaser shall give written notice to the Company of such Purchaser’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied by the applicable legal opinion, “no action” letter or seller and broker representation letters.
               (iii) Notwithstanding the foregoing provisions of this Section 4(j), no registration statement, legal opinion or “no action” letter shall be necessary for a transfer of the Purchased Securities or the Warrant Shares (A) by a Purchaser that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date of this Agreement, (B) by a Purchaser that is a limited liability company to a member of such limited liability company, (C) by a Purchaser that is a partnership or limited liability company to the estate of any partner, retired partner, or member thereof or (D) by any partner or member of a Purchaser that is a partnership or limited liability company by gift, will or intestate succession to such partner or member’s spouse or to the siblings, lineal descendants, ancestors of such partner or member or his or her spouse.
         (k) Legends.
               (i) Such Purchaser agrees that, to the extent necessary, the certificates for the Purchased Shares and the Warrant Shares shall bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”
     Certificates evidencing the Purchased Shares and the Warrant Shares shall not contain any legend, (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Purchased Shares or the Warrant Shares pursuant to Rule 144, (iii) if such Purchased Shares or the Warrant Shares are eligible for sale under Rule 144(k) or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the date on which the Registration Statement is declared effective (the “Effective Date”) if such legal opinion is required by the Company’s transfer agent to effect the removal of the legend hereunder. If all or any portion of a Purchased Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, such Warrant Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4(k), it will, no later than five (5) Business Days following the delivery by a Purchaser to the Company or to the Company’s transfer agent of a certificate representing Purchased Shares or the Warrant Shares, as the case may be, issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such Purchased Shares or the Warrant Shares, as the case may be, that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in Section 4(j) or this Section 4(k).
     Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing the Purchased Shares or the

Warrant Shares as set forth in this Section 4(k) is predicated upon such Purchaser’s covenant that such Purchaser only will sell any Purchased Shares or Warrant Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.
     In addition, such Purchaser agrees that the Company may place stop transfer orders with its transfer agent with respect to such certificates in order to implement the restrictions on transfer set forth in this Agreement. The appropriate portion of the legend and the stop transfer orders will be removed promptly upon delivery to the Company of such satisfactory evidence as reasonably may be required by the Company that such legend or stop transfer orders are not required to ensure compliance with the Securities Act.
               (ii) Such Purchaser agrees that the Purchased Warrants shall bear the following legend:
“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”
         (l) Questionnaires. Such Purchaser has completed or caused to be completed the Stock Certificate Questionnaire and the Registration Statement Questionnaire for use in preparation of the Registration Statement (as defined in Section 5(a) below), and the answers to such questionnaires are true and correct as of the date of this Agreement; provided, that such Purchaser shall be entitled to update such information by providing written notice thereof to the Company before the effective date of the Registration Statement.
         (m) Restrictions on Short Sales. Neither such Purchaser nor any Affiliate of such Purchaser which (i) had knowledge of the transactions contemplated hereby, (ii) has or shares discretion relating to such Purchaser’s investments or trading or information concerning such Purchaser’s investments, including in respect of the Purchased Securities, or (iii) is subject to such Purchaser’s review or input concerning such Affiliate’s investments or trading, has or will, directly or indirectly, during the period beginning on the date on which C.E. Unterberg, Towbin, financial advisor to the Company, first contacted such Purchaser regarding the transactions contemplated by this Agreement until the time of the filing of the Current Report of Form 8-K required by Section 9(m), engage in (1) any “short sales” (as such term is defined in Rule 3b-3 promulgated under the Exchange Act) of the Common Stock, including, without limitation, the maintaining of any short position with respect to, establishing or maintaining a “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act) with respect to, entering into any swap, derivative transaction or other arrangement (whether any such transaction is to be settled by delivery of Common Stock, other securities, cash or other consideration) that transfers to another, in whole or in part, any economic consequences or ownership, or otherwise dispose of, any of the Purchased Securities or the Warrant Shares by such Purchaser or (2) any hedging transaction which establishes a net short position with respect to the Purchased Securities (clauses (1) and (2) together, a “Short Sale”); except for (A) Short Sales by such Purchaser or Affiliate of such Purchaser which was, prior to the date on which such Purchaser was first contacted by C.E. Unterberg, Towbin regarding the transactions contemplated by this Agreement, a market maker for the Common Stock, provided that such Short Sales are in the ordinary course of business of such Purchaser or Affiliate of such Purchaser and are in compliance with the Securities Act, the rules and regulations of the Securities Act and such other securities laws as may be applicable, (B) Short Sales by such Purchaser or an Affiliate of such Purchaser which by virtue of the procedures of such Purchaser are made without knowledge of the transactions contemplated by this Agreement or (C) Short Sales by the Purchaser or an Affiliate of such Purchaser to the extent that such Purchaser or Affiliate of such Purchaser is acting in the capacity of a broker-dealer executing unsolicited third-party transactions.
         (n) Independent Investment. Such Purchaser has not agreed to act with any other Purchaser for the purpose of acquiring, holding or disposing of any of the Purchased Securities or the Warrant Shares for purposes of Section 13(d) of the Exchange Act, and such Purchaser is acting independently with respect to its investment in the Purchased Securities.
         (o) Confidentiality. Such Purchaser agrees to use any information it receives in the course of and in connection with the transactions contemplated under this Agreement for the sole purpose of evaluating a possible investment in the Purchased Securities and such Purchaser hereby acknowledges that it is prohibited from reproducing or distributing any such information, this Agreement, or any other offering materials provided by the Company or any of its Affiliates in connection with such Purchaser’s consideration of its investment in the Company, in whole or in part, or divulging or discussing any of their contents except to its advisors and representatives for the purpose of evaluating such investment. The foregoing agreements shall not apply to any information that (i) is or becomes publicly available through no fault of such Purchaser, (ii) was already known to such Purchaser prior to its disclosure by the Company or any of its Affiliates to the Purchaser, as evidenced by documentation or other evidence reasonably satisfactory to the Company, (iii) is or becomes available to such Purchaser on a non-confidential basis from a source other than the Company or any of its Affiliates (so long as such Purchaser is not aware such disclosure is in breach of a confidentiality obligation to the Company), (iv) is independently developed by such Purchaser’s personnel without access to or use of the confidential information received from the Company or any of its Affiliates, as evidenced by documentation or other evidence reasonably satisfactory to the Company or (v) is legally required to be disclosed by such Purchaser under operation of law or judicial or other governmental order; provided, however, that if the Purchaser is requested or ordered to disclose any such information pursuant to any court or other governmental order or any other applicable legal procedure, it shall provide the Company with reasonably prompt notice of any such request or order to enable the Company to seek an appropriate protective order and shall provide the Company with reasonable assistance in obtaining such protective order at the Company’s sole expense.

     5. FORM D FILING; REGISTRATION; COMPLIANCE WITH THE SECURITIES ACT; NO NASDAQ REQUIREMENTS.
         (a) Form D Filing; Registration of the Purchased Securities and Warrant Shares. The Company hereby agrees that it shall:
               (i) file in a timely manner a Form D relating to the sale of the Purchased Securities under this Agreement, pursuant to Regulation D;
               (ii) prepare and file with the SEC as soon as practicable and in no event later than thirty (30) days following the Closing Date the (“Required Filing Date”), a registration statement on Form S-3 or such other form that is available to the Company under the Securities Act (the “Registration Statement”), to enable the resale of the Purchased Shares and the Warrant Shares (together with any shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Purchased Shares or the Warrant Shares, the “Registrable Shares”) by the Purchasers from time to time. The Company shall use its commercially reasonable efforts to cause the Registration Statement (x) to be declared effective as promptly as possible after filing, but in any event, no later than the 120th day following the Closing Date (the “Required Effective Date”), and (y) to remain continuously effective until the earlier of (1) the second anniversary of the effective date of the Registration Statement, (2) the date on which all Registrable Shares purchased by the Purchasers pursuant to this Agreement have been sold thereunder or (3) the date on which the Registrable Shares become eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act (the “Registration Period”); provided, however, that if any Purchaser is an “affiliate” of the Company (as defined in Rule 144(a)(1) of the Securities Act) on the second anniversary of the effective date of the Registration Statement, the applicable time period for purposes of clause (1) above shall be the third anniversary of the effective date of the Registration Statement. If the Company receives notification from the SEC that the Registration Statement will receive no action or review from the SEC, then the Company will use its commercially reasonable efforts to cause the Registration Statement to become effective within five (5) Business Days after such SEC notification;
               (iii) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the Prospectus (as defined below) used in connection therewith as may be necessary to keep the Registration Statement effective at all times until the end of the Registration Period;
               (iv) furnish to the Purchasers, with respect to the Registrable Shares registered under the Registration Statement, such reasonable number of copies of any prospectus in conformity with the requirements of the Securities Act and such other documents as the Purchasers may reasonably request in writing, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Purchasers;
               (v) use its commercially reasonable efforts to file documents required of the Company for normal blue sky clearance in states specified in writing by the Purchasers; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

               (vi) promptly notify the Purchasers in writing of the effectiveness of the Registration Statement on the same day the Registration Statement has been declared effective;
               (vii) promptly notify the Purchasers in writing of the existence of any fact or the happening of any event, during the Registration Period (but not as to the substance of any such fact or event), that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make such statements not misleading; provided, however, that no notice by the Company shall be required pursuant to this subsection (vii) in the event that the Company either contemporaneously files a prospectus supplement to update the Prospectus or, if applicable, a Current Report on Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which, in either case, contains the requisite information with respect to such material event that results in such Registration Statement no longer containing any such untrue or misleading statements;
               (viii) furnish to each Purchaser upon written request, from the date of this Agreement until the end of the Registration Period, one copy of its periodic reports filed with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder; and
               (ix) bear all expenses in connection with the procedures described in paragraphs (i) through (viii) of this Section 5(a) and the registration of the Registrable Shares pursuant to the Registration Statement, other than fees and expenses, if any, of legal counsel or other advisers to the Purchasers or underwriting discounts, brokerage fees and commissions incurred by the Purchasers, if any.
     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5(a) with respect to Registrable Shares held by a Purchaser that such Purchaser shall timely furnish to the Company a completed Registration Statement Questionnaire on or before the Closing Date and such other written information regarding such Purchaser, the Registrable Shares to be sold by such Purchaser and the intended method of disposition of the Registrable Shares as the Company may deem necessary or advisable to effect the registration of the Registrable Shares. The Purchasers shall update such information as and when necessary by written notice to the Company.
         (b) Liquidated Damages.
               (i) Delay in Filing or Effectiveness of Registration Statement. In the event that the Registration Statement is not (A) filed by the Required Filing Date or (B) declared effective by the Required Effective Date, the Company shall pay to each Purchaser (except for any Purchaser whose failure to provide information as required hereunder causes a delay in filing or obtaining effectiveness) liquidated damages (in addition to the rights and remedies available to each Purchaser under applicable law and this Agreement), at a rate equal to one percent (1%) per month (pro rata on a 30-day basis) of the total purchase price of the Purchased Securities purchased by such Purchaser pursuant to this Agreement for the period from and including the first day following the Required Filing Date or Required Effective Date, as the case may be, until, but excluding, the actual filing date or the date the SEC declares the Registration Statement effective, as the case may be. Such liquidated damages shall be payable in cash within ten (10) days of the end of each one (1) month anniversary of the Required Filing Date or Required Effective Date, as the case may be.
               (ii) Lapse in Effectiveness of Registration Statement. In the event that the Registration Statement is filed and declared effective but, during the Registration Period, the Registration Statement ceases to be effective or useable or the prospectus included in the Registration Statement (the “Prospectus”, as amended or supplemented by any prospectus supplement and by all other amendments thereto and all material incorporated by reference in such Prospectus) ceases to be usable, in either case, in connection with resales of Registrable Shares, without such lapse being cured within fifteen (15) Business Days (the “Cure Period”) by a post-effective amendment to the Registration Statement, a supplement to the Prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that cures such lapse, then the Company shall pay to each Purchaser liquidated damages (in addition to the rights and remedies available to each Purchaser under applicable law and this Agreement), for the period from and including the first day following the expiration of the Cure Period until, but excluding, the earlier of (1) the date on which such failure is cured and (2) the date on which the Registration Period expires, at a rate equal to one percent (1%) per month (pro rata on a 30-day basis) of the total purchase price of the Purchased Securities purchased and still held by such Purchaser pursuant to this Agreement. Such liquidated damages shall be payable in cash within ten (10) days of the end of each one (1) month anniversary of the expiration of the Cure Period.
         (c) Transfer of Registrable Shares After Registration; Suspension.
               (i) The Purchasers agree that they will not offer to sell or make any sale, assignment, pledge, hypothecation or other transfer with respect to the Registrable Shares that would constitute a sale within the meaning of the Securities Act except pursuant to either (1) the Registration Statement in the manner described in the “Plan of Distribution” therein, (2) Rule 144 of the Securities Act or (3) any other exemption from registration under the Securities Act, and that they will promptly notify the Company of any changes in the information set forth in the Registration Statement after it is prepared regarding the Purchaser or its plan of distribution to the extent required by applicable law.
               (ii) In addition to any suspension rights under paragraph (iii) below, upon the happening of any pending corporate development, public filing with the SEC or similar event that, in the good faith judgment of the Board of Directors, renders it advisable to suspend the use of the Prospectus or upon the reasonable request by an underwriter in connection with an underwritten public offering of the Company’s securities, the Company may suspend use of the Prospectus on written notice to each Purchaser (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), in which case each Purchaser shall discontinue any disposition of Registrable Shares covered by the Registration Statement or Prospectus until copies of a supplemented or amended Prospectus are distributed to the Purchasers or until the Purchasers are advised in writing by the Company that sales of Registrable Shares under the applicable Prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. Any such suspension under this paragraph (ii) shall not exceed sixty (60) days in any one hundred-eighty (180) day period or ninety (90) days in any twelve-month period. The suspension and notice thereof described in this Section 5(c)(ii) shall be held by each Purchaser in strictest confidence and shall not be disclosed by such Purchaser.
               (iii) Subject to paragraph (iv) below, in the event of: (1) any request by the SEC or any other federal or state governmental authority during the Registration Period for amendments or supplements to a Registration Statement or related prospectus or for additional information; (2) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (3) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose; or (4) any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company shall deliver a certificate in writing to the Purchasers (the “Suspension Notice”) to the effect of the foregoing (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), and, upon receipt of such Suspension Notice, the Purchasers will discontinue disposition of Registrable Shares covered by to the Registration Statement or Prospectus (a “Suspension”) until the Purchasers’ receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until the Purchasers are advised in writing by the Company that the current Prospectus may be used and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event of any Suspension, the Company will use its commercially reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as possible after delivery of a Suspension Notice to the Purchasers. The Suspension and Suspension Notice described in this Section 5(c)(iii) shall be held in strictest confidence by each Purchaser and shall not be disclosed by such Purchaser.
               (iv) Provided that a Suspension is not then in effect, the Purchasers may sell Registrable Shares under the Registration Statement, provided that the selling Purchaser arranges for delivery of a current Prospectus to the transferee of such Registrable Shares to the extent such delivery is required by applicable law.
               (v) In the event of a sale of Registrable Shares by a Purchaser, such Purchaser must also deliver to the Company’s transfer agent, with a copy to the Company, a certificate of subsequent sale reasonably satisfactory to the Company, so that ownership of the Registrable Shares may be properly transferred. The Company will cooperate to facilitate the timely preparation and delivery of certificates (unless otherwise required by applicable law) representing Registrable Shares sold.

         (d) Shareholder Vote; Filing of Proxy Statement. The Company shall seek, and use its best efforts to obtain, the Shareholder Approval on or before the 105th day following the Closing Date (the “Shareholder Approval Date”). The Company shall call a special meeting of its shareholders (the “Shareholder Meeting”), shall prepare and file with the SEC as soon as practical, but in no event later than thirty (30) days after the Closing Date, preliminary proxy materials that meet the requirements of Section 14 of the Exchange Act and the SEC’s rules and regulations thereunder and which shall set forth a proposal to seek the Shareholder Approval. The Board of Directors shall recommend approval thereof by the Company’s shareholders. The Purchasers may not vote any of the Firm Shares on the proposal to obtain the Shareholder Approval. The Company shall mail and distribute its proxy materials for the Shareholder Meeting to its stockholders at least 30 days prior to the date of the Shareholder Meeting, shall actively solicit proxies to vote for the Shareholder Approval and, prior to mailing such proxy materials to its stockholders, shall retain a proxy solicitation firm of recognized national standing to assist in the solicitation. The Company shall furnish (which may be by e-mail) to the Purchasers and its legal counsel a copy of its definitive proxy materials for the Shareholder Meeting and any amendments or supplements thereto promptly after the same are first used, mailed to shareholders or filed with the SEC, shall inform the Purchasers of the progress of solicitation of proxies for such meeting, shall inform the Purchasers of any adjournment of the Shareholder Meeting and shall report the result of the vote of stockholders on such proposition at the conclusion of the Shareholder Meeting.
         (e) Indemnification. For the purpose of this Section 5(e), the term “Registration Statement” shall include any preliminary or final Prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 5(a).
               (i) Indemnification by the Company. The Company agrees to indemnify and hold harmless each of the Purchasers, their respective officers, directors, agents and employees, and each person, if any, who controls any Purchaser within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses, joint or several, to which such Purchasers, such officers, directors, agents or employees, or such controlling persons may become subject, under the Securities Act, the Exchange Act or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement to the Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them, in light of the circumstances under which they were made, not misleading, and will reimburse each Purchaser, each of its respective directors, officers, agents and employees, and each such controlling person for any reasonable out-of-pocket legal and other expenses incurred by such Purchaser, such directors, officers, agents or employees, or such controlling persons in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable for any such case to the extent that any such loss, claim, damage, liability, expense or action arises out of or is based upon (1) an untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement, the Prospectus or any amendment to or supplement of the Registration Statement or the Prospectus made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Purchaser demanding such indemnification expressly for use in the Registration Statement or the Prospectus, (2) the failure of such Purchaser to comply with the covenants and agreements contained in this Agreement respecting resale of the Purchased Securities or the Warrant Shares or (3) any untrue statement or omission of a material fact required to make such statement not misleading in any Prospectus that is corrected in any subsequent Prospectus that was delivered to such Purchaser before the pertinent sale or sales by such Purchaser.
               (ii) Indemnification by each Purchaser. Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each of the Company’s directors, officers, agents and employees, and each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which the Company, the Company’s directors, officers, agents or employees, or any controlling persons may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Purchaser, which consent shall not be unreasonably withheld) insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Purchaser expressly for use therein, and such Purchaser will reimburse the Company, each of its directors, officers, agents and employees, and any controlling persons for any reasonable legal and other expenses incurred by the Company, its directors, officers, agents or employees, or any controlling persons in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that such Purchaser shall not be liable for any such untrue or alleged untrue statement or omission or alleged omission with respect to which such Purchaser has delivered to the Company in writing a correction of such untrue or alleged untrue statement or omission or alleged omission, before the occurrence of the event from which such loss, claim, damage, liability or expense was incurred. Notwithstanding the provisions of this Section 5(e), such Purchaser shall not be liable for any indemnification obligation under this Agreement in excess of the aggregate amount of net proceeds received by such Purchaser from the sale of the Registrable Shares pursuant to the Registration Statement.
               (iii) Indemnification Procedure.
                      (1) Promptly after receipt by an indemnified party under this Section 5(e) of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 5(e), promptly notify the indemnifying party in writing of the claim and provide to the indemnifying party copies of all written documents relating to such threatened or commenced action; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 5(e) or otherwise, to the extent it is not prejudiced as a result of such failure.
                      (2) In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 5(e) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless:
                           a) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, reasonably approved by such indemnifying party, representing all of the indemnified parties who are parties to such action); or
                           b) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action against the indemnified party, in each of which cases the reasonable out-of-pocket fees and expenses of counsel for the indemnified party shall be at the expense of the indemnifying party.
               (iv) Contribution. If the indemnification provided for in this Section 5(e) is required by its terms but is for any reason held to be unavailable to, or is otherwise insufficient to hold harmless, an indemnified party under this Section 5(e) with respect to any losses, claims, damages, liabilities or expenses referred to in this Agreement, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to in this Agreement:
                      (1) in such proportion as is appropriate to reflect the relative faults of the Company and the Purchasers in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations, or
                      (2) if the allocation provided by clause (1) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative faults referred to in clause (1) above but also the relative benefits received by the Company and the Purchasers from the sale of the Purchased Securities.
     The respective relative benefits received by the Company on the one hand and each Purchaser on the other shall be deemed to be in the same proportion as the amount to which the consideration paid by such Purchaser to the Company pursuant to this Agreement for the Registrable Shares purchased by such Purchaser that were sold pursuant to the Registration Statement bears to the difference (the “Difference”) between the amount such Purchaser paid for the Registrable Shares that were sold pursuant to the Registration Statement and the amount received by such Purchaser from such sale. The relative fault of the Company and each Purchaser shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5(e)(iii), any reasonable legal or other fees or expenses incurred by such party in connection with investigating or defending any such action or claim. The provisions set forth in Section 5(e)(iii) with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this Section 5(e)(iv); provided, however, that no additional notice shall be required with respect to any threat or action for which notice has been given under Section 5(e)(iii) for purposes of indemnification. The Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 5(e)(iv) were determined solely by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 5(e)(iv), no Purchaser shall be required to contribute any amount in excess of the amount by which the Difference exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. The Purchasers’ obligations to contribute pursuant to this Section 5(e)(iv) are several and not joint..
         (f) Rule 144 Information. For two years after the date of this Agreement, the Company shall file in a timely manner all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and shall take such further action to the extent required to enable the Purchasers to sell the Purchased Securities pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time).
         (g) Substitution of Escrow Agent. If the Company (i) gives notice of removal to the Escrow Agent (as defined in the Escrow Agreement) or (ii) receives a notice of resignation from the Escrow Agent, the Company will promptly provide notice of such removal or resignation to the Purchasers. If the Escrow Agent is removed or resigns as Escrow Agent under the Escrow Agreement, the Company agrees to appoint a nationally recognized banking or financial institution, having a trust office in Houston, Texas or New York, New York, as the successor escrow agent under the Escrow Agreement.
     6. ADVISORY FEE. The Purchasers acknowledge that the Company intends to pay to C.E. Unterberg, Towbin, as financial advisor, a fee in respect of the sale of the Purchased Securities. Each of the parties to this Agreement hereby represents that, on the basis of any actions and agreements by it, there are no other brokers or finders entitled to compensation in connection with the sale of the Purchased Securities to the Purchasers. The Company shall indemnify and hold harmless the Purchasers from and against all fees, commission or other payments owing by the Company to C.E. Unterberg, Towbin or any other Person acting on behalf of the Company hereunder. Each Purchaser shall, severally and not jointly, indemnify and hold harmless the Company from and against all fees, commission or other payments owing by such Purchasers to any Person, other than C.E. Unterberg, Towbin, acting on behalf of the Purchasers hereunder.
     7. CONDITIONS TO THE PURCHASERS’ OBLIGATIONS AT CLOSING. The obligations of the Purchasers to consummate the transactions contemplated herein are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:
         (a) Representations and Warranties True. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the date hereof (provided, however, that such qualification shall only apply to representation or warranties not otherwise qualified by materiality) and on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing (except for representations and warranties that speak as of a specific date).
         (b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein; provided, however, as provided in Section 2 hereof, the Company may furnish to each Purchaser a facsimile copy of the warrant representing the Purchased Warrant and of the stock certificate(s) representing the Purchased Shares purchased by such Purchaser no later than the next Business Day following the Closing Date, with the original stock certificate(s) to be delivered to such Purchaser by overnight courier no later than the third (3rd) Business Day following the Closing Date.
         (c) Company Compliance Certificate. The Company will have delivered to the Purchasers a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated as of the Closing Date, certifying that the conditions specified in Sections 7(a) and 7(b) hereof have been fulfilled.
         (d) Agreements. The Company shall have executed and delivered to the Purchasers this Agreement and the Escrow Agreement.

         (e) Securities Exemptions. The offer and sale of the Purchased Securities to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.
         (f) Good Standing Certificate. The Company shall have delivered to the Purchasers a certificate of the Secretary of State of the State of Texas, dated as of a date within five days of the date of the Closing, with respect to the good standing of the Company.
         (g) Secretary’s Certificate. The Company shall have delivered to the Purchasers a certificate of the Company executed by the Company’s Secretary, dated as of the Closing Date, attaching and certifying to the truth and correctness of (1) the Articles of Incorporation, (2) the Bylaws and (3) the resolutions adopted by the Company’s Board of Directors in connection with the transactions contemplated by this Agreement.
         (h) Opinion of Company Counsel. The Purchasers will have received opinions, on behalf of the Company, substantially in the form attached hereto as Exhibit C and dated as of the Closing Date, from (i) Baker Botts L.L.P., counsel to the Company, and (ii) Ron Woessner, the Company’s General Counsel.
         (i) No Statute or Rule Challenging Transaction. No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.
         (j) Other Actions. The Company shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Purchasers in writing in connection with the transactions contemplated hereby.
     8. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company to consummate the transactions contemplated herein are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:
         (a) Representations and Warranties True. Each of the representations and warranties of the Purchasers contained in Section 4 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing (except for representations and warranties that speak as of a specific date).
         (b) Performance. The Purchasers shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

         (c) Agreements. Each Purchaser shall have executed and delivered to the Company this Agreement and Appendix I and II hereto.
         (d) Securities Exemptions. The offer and sale of the Purchased Securities to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.
         (e) Payment of Purchase Price. The Purchasers shall have delivered to the Company by wire transfer of immediately available funds, full payment of the purchase price for the Purchased Securities as specified in Section 1(b).
         (f) No Statute or Rule Challenging Transaction. No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.
         (g) Other Actions. The Purchasers shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Company in connection with the transactions contemplated hereby.
     9. MISCELLANEOUS.
         (a) Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser holding Purchased Shares and Warrant Shares (excluding any Purchased Shares or Warrant Shares sold to the public pursuant to Rule 144 or otherwise). Any Purchaser may assign its rights under this Agreement to any person to whom such Purchaser assigns or transfers any of the Purchased Securities, provided that such transferee agrees in writing to be bound by the terms and provisions of this Agreement, and such transfer is in compliance with the terms and provisions of this Agreement and permitted by federal and state securities laws.
         (b) Governing Law. This Agreement will be governed by and construed and enforced under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

         (c) Survival. The representations and warranties of the Company contained in Section 3 of this Agreement and of the Purchasers contained in Section 4 of this Agreement shall survive until the second (2nd) anniversary of the Closing Date.
         (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
         (e) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference.
         (f) Notices. Any notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered (i) personally by hand or by courier, (ii) mailed by United States first-class mail, postage prepaid or (iii) sent by facsimile directed (A) if to any Purchaser, at such Purchaser’s address or facsimile number set forth on Schedule A to this Agreement, or at such address or facsimile number as such Purchaser may designate by giving at least ten (10) days’ advance written notice to the Company or (b) if to the Company, to its address or facsimile number set forth below, or at such other address or facsimile number as the Company may designate by giving at least ten (10) days’ advance written notice to the Purchasers. All such notices and other communications shall be deemed given upon (i) receipt or refusal of receipt, if delivered personally, (ii) three days after being placed in the mail, if mailed, or (iii) confirmation of facsimile transfer, if faxed.
If to the Company:
Zix Corporation
2711 N. Haskell Avenue
Suite 2300, LB36
Dallas, Texas 75204-2960
Attn: Ronald A. Woessner, General Counsel
Facsimile: 214.515.7385
with a copy to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attn: Sarah Rechter
Facsimile: 214.661.4419
         (g) Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the Company and the Purchasers holding at least a majority of the total aggregate number of the Purchased Shares and Warrant Shares then outstanding (excluding any shares then already sold to the public pursuant to Rule 144 or otherwise); provided, however, that if the amendment or waiver would materially change or adversely affect the rights or obligations of any Purchaser under this Agreement, the written consent of the Company and each Purchaser holding Purchased Shares and Warrant Shares (excluding any Purchased Shares or Warrant Shares sold to the public pursuant to Rule 144 or otherwise) shall be required to effect such amendment or waiver. Any amendment effected in accordance with this Section 9(g) will be binding upon the Purchasers, the Company and their respective successors and assigns.
         (h) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
         (i) Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.
         (j) Further Assurances. From and after the date of this Agreement, upon the request of the Company or the Purchasers, the Company and the Purchasers will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
         (k) Meaning of Include and Including. Whenever in this Agreement the word “include” or “including” is used, it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.
         (l) Fees, Costs and Expenses. Except as otherwise provided for in this Agreement, all fees, costs and expenses (including attorneys’ fees and expenses) incurred by any party hereto in connection with the preparation, negotiation and execution of this Agreement and the exhibits and schedules hereto and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of any governmental authorities), shall be the sole and exclusive responsibility of such party.
         (m) 8-K Filing and Publicity. As soon as practicable following the execution of this Agreement, but in no event later than 8:30 a.m., eastern time, on the day following the Execution Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and attaching this Agreement and the press release referred to below as exhibits to such filing (the “8-K Filing” including all attachments). Neither the Company nor any Purchaser shall issue any press releases or any other public statements (other than any filings required pursuant to applicable securities laws) with respect to the transactions contemplated by this Agreement; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to issue any press release or make any other public disclosure (including a press release (concerning the offering of the Purchased Securities) pursuant to Rule 135(c) under the Securities Act) with respect to such transactions (i) in substantial conformity with the 8-K Filing and (ii) as is required by applicable laws and regulations; and, provided further, that no such release may identify a Purchaser unless such Purchaser has consented thereto in writing, or as required by law.
         (n) Waivers. No waiver by any party to this Agreement of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
         (o) Stock Splits, Dividends and other Similar Events. The provisions of this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend, reorganization or other similar event that may occur with respect to the Company after the date hereof.
         (p) Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ZIX CORPORATION
By:	/s/ Brad Almond
	Name:	Brad Almond
	Title:	Chief Financial Officer

[PURCHASER SIGNATURE PAGES TO FOLLOW]
Signature Page to Securities Purchase Agreement

SIGNATURE PAGE TO
SECURITIES PURCHASE AGREEMENT
DATED AS OF AUGUST 9, 2005
BY AND AMONG
ZIX CORPORATION
AND EACH PURCHASER NAMED THEREIN
     The undersigned hereby executes and delivers to Zix Corporation, the Securities Purchase Agreement (the “Agreement”) to which this signature page is attached effective as of the date of the Agreement, which Agreement and signature page, together with all counterparts of such Agreement and signature pages of the other Purchasers named in such Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

Number of Purchased Shares Purchased:

Number of Purchased Warrants Purchased :

Total Number of Units Purchased:

“Purchaser”

Signature:

Name:

Title:

Address:

Telephone:

Facsimile:

E-mail:

Tax ID Number:
Signature Page to Securities Purchase Agreement

*	Denotes Purchaser purchasing at Insider Per Unit Price

SCHEDULE A — SCHEDULE OF PURCHASERS
APPENDIX I — STOCK CERTIFICATE AND WARRANT QUESTIONNAIRE
APPENDIX II — REGISTRATION STATEMENT/SUITABILITY QUESTIONNAIRE
EXHIBIT A — FORM OF WARRANT
EXHIBIT B — DISCLOSURE LETTER
EXHIBIT C — FORM OF OPINION
EXHIBIT D — FORM OF ESCROW AGREEMENT